UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) — May 30, 2006

NUCRYST PHARMACEUTICALS CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada (State or other jurisdiction of incorporation or organization)	000-51686 (Commission File Number)	Not Applicable (I.R.S. Employer Identification No.)

NUCRYST Pharmaceuticals Corp.
50 Audubon Road, Suite B
Wakefield, MA 01880
(Address of principal executive offices)
Registrant’s telephone number, including area code: (780) 992-5626
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On May 30, 2006, the Board of Directors of NUCRYST Pharmaceuticals Corp. (the “Company”) passed a resolution increasing the size of the Board of Directors from five members to six members and appointing Dr. David Poorvin as a member of the Board of Directors, all effective May 30, 2006. In connection with his service to the Company as a director, Dr. Poorvin will be entitled to receive an annual cash retainer, meeting fees, and initial and annual grants of stock options and restricted stock units in accordance with the Company’s Director Compensation Policy.
The Board of Directors of the Company has not yet made any determination concerning the committees of the Board of Directors to which Dr. Poorvin may be appointed.
There is no arrangement or understanding between Dr. Poorvin and any other person pursuant to which Dr. Poorvin was selected as a director of the Company. There are no relationships or related party transactions involving Dr. Poorvin or any member of his immediate family required to be disclosed pursuant to Item 404(a) of Regulation S-K.
On May 30, 2006, the Company issued a press release announcing the appointment of Dr. Poorvin to its Board of Directors. A copy of the press release is attached as Exhibit 99.1 and is incorporated into this Item by reference.
Item 9.01     Financial Statements and Exhibits
(d)	Exhibits
99.1	— Press Release dated May 30, 2006.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nucryst Pharmaceuticals Corp.
By:	/s/ Carol L. Amelio
Carol L. Amelio
General Counsel and Corporate Secretary

Date: June 2, 2006